EXHIBIT 10.2

Description of Second Half 2007 Cash Incentive Plan

On August 9, 2007, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. approved a cash incentive plan, or Bonus Plan, pursuant to which eligible exempt employees of the Company, including, without limitation, certain executive officers, have the potential to receive a one-time cash incentive payment in the event that the Company meets specified performance targets for the last six months of 2007, which we refer to as the Plan Period. The Bonus Plan is subject to the terms and conditions contained in the Company’s General Incentive Plan Terms and Conditions, as amended.

The Bonus Plan is intended to reward participants for financial results in the Plan Period which support the achievement of the Company’s corporate goals for revenue growth and pro forma operating margin, or PFOM. PFOM is the Company’s pro forma operating income, or PFOI, for a given period, expressed as a percent of sales. PFOI is calculated by taking the Company’s income before taxes for a given period as calculated in accordance with GAAP, and then excluding the effect of any bonus payable under the Bonus Plan, as well as certain non-cash charges and infrequent or unusual events, including, without limitation, charges for the amortization of acquisition-related intangible assets, amortization of acquisition-related inventory step-up, compensation expenses related to employee equity awards, costs associated with litigation settlements, restructuring charges, manufacturing transition expenses, Micro Linear transitional expenses, the write-off of deferred equity financing costs and expenses related to abandoned merger and acquisition activities.

The Company must achieve revenue of at least 90% of its revenue plan for the Plan Period before any incentive may be earned. Once that revenue target is achieved, in addition, PFOI in the Plan Period representing approximately 22% of the Company’s revenue plan for the Plan Period must be achieved before any incentive is earned. We refer to this amount as the Minimum PFOI Amount.

The exact amounts of the Company revenue and PFOI targets have been omitted from this summary as they are specific quantitative performance related-factors involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Company.

The size of any incentive pool funded under the Bonus Plan will depend on:

•

the persons eligible to participate in the Bonus Plan as of the end of the period (the maximum incentive pool as of the beginning of the period may change as the group of eligible employees and their respective maximum bonus potential changes through new hires, attrition and changes in pay grade between now and the end of the period); and

•	the achievement by the Company against the targeted levels of revenue and PFOI for the Plan Period.

Where the Company achieves between 90% and 100% of its revenue plan, $0.50 of every dollar of PFOI realized by the Company above the Minimum PFOI Amount will be available to fund the incentive pool. Where the Company achieves between 100% and 105% of its revenue plan, $0.60 of every dollar of PFOI realized by the Company above the Minimum PFOI Amount will be available to fund the incentive pool. Where the Company achieves 105% or more of its revenue plan, $0.65 of every dollar of PFOI realized by the Company above the Minimum PFOI Amount will be available to fund the incentive pool. As of August 9, 2007, the Company estimates that the maximum potential incentive pool that could be funded under the Bonus Plan, subject to the adjustment factors described above, is approximately $2.5 million.

There is no guaranteed minimum incentive pool funding level, and it is possible that no incentive pool will be funded. Awards and payout of any incentive pool created would not occur until the first quarter of 2008. The amount of any employee’s individual award under the Bonus Plan will be determined by management (or in the case of executive officers, the Compensation Committee of the Board of Directors) in its discretion at the time of the awards based on a variety of factors, including, without limitation, the employee’s incentive bonus potential as indicated in any employment agreement they may have with the Company, the employee’s individual performance and contribution to the Company’s success, the contribution of each segment, division or department, and the Company’s performance overall.